Exhibit 99.1

   Hungarian Telephone and Cable Announces Results for First Quarter of 2004

     SEATTLE--(BUSINESS WIRE)--May 17, 2004--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced results for the three months ended March 31, 2004. The Company's net income totaled $7.6 million for the quarter.
     The Company reported net income attributable to common stockholders of $7.6 million, or $0.59 per share on a diluted basis, for the first quarter of 2004, compared to $1.0 million, or $0.08 per share on a diluted basis, for the first quarter of 2003. Excluding the exchange losses/gains and deferred income tax expense/benefit, the Company would have reported net income attributable to common stockholders of $4.9 million, or $0.37 per share on a diluted basis, for the first quarter of 2004, compared to $4.6 million, or $0.37 per share on a diluted basis, for the first quarter of 2003. Adjusted EBITDA remained consistent at $9.7 million for each of the three month periods ended March 31, 2004 and 2003. Income from operations decreased $0.3 million to $6.7 million for the first quarter of 2004, from $7.0 million for the first quarter of 2003. Net measured service and subscription revenues increased $0.2 million, or 2%, to $13.0 million for the three months ended March 31, 2004, from $12.8 million for the three months ended March 31, 2003. Net telephone service revenues increased 3% to $15.5 million for the three months ended March 31, 2004, from $15.0 million for the three months ended March 31, 2003. Net cash provided by operating activities increased 8% to $7.9 million for the first quarter of 2004, compared to $7.4 million for the first quarter of 2003. The Company's net foreign exchange gain of $3.7 million for the first quarter of 2004, compared to a loss of $3.3 million for the first quarter of 2003, reflects the strengthening of the Hungarian forint against the euro, by approximately 5% between January 1, 2004 and March 31, 2004, as well as the strengthening of the Hungarian forint against the U.S. dollar, by approximately 2% between January 1, 2004 and March 31, 2004.

     Comments from Ole Bertram

     Commenting on these results, Ole Bertram, President and Chief Executive Officer stated, "Since Hungary joined the European Union on May 1st, Hungarian Telephone now operates within the European Union. This important and historical milestone should have a positive effect on Hungary and ultimately on Hungarian Telephone. Entry into the EU is expected to cause EU funds to be spent in developing infrastructure, especially in the areas of Hungary which border "non-EU member" countries. As Hungarian Telephone's largest operating area borders Romania, we believe that the Company stands to gain from Hungary's membership in the EU in the future as investment in such areas of Hungary increases."
     Mr. Bertram went on to say, "Hungarian Telephone has been operating in a monopoly position. This is beginning to change as a result of the new telecommunications law in Hungary, and we are now faced with many opportunities and challenges. The new law will allow us to look beyond our traditional operating areas. With our recently signed agreement to purchase KPN's telecommunications business in Hungary, which is carried out by PanTel, Hungary's leading alternative telecommunications provider, we are positioning ourselves to achieve our goal of becoming the consolidator of the Hungarian alternative telecommunications market so that we can exploit these opportunities beyond our current markets. With PanTel's nationwide fiber optic network, we will have the infrastructure to effectively compete throughout Hungary, and, thereby, restore growth into our business. As evidenced by our quarterly results, our business has remained relatively stable between the two quarters and our ability to generate cash flow is continuing. This is quite a feat given the tough operating and economic environment in which we operate in."

     Non-GAAP Financial Measures

     The Company uses certain non-GAAP financial measures in evaluating its performance. These include net income excluding certain items and Adjusted EBITDA (earnings before interest expense, interest income, foreign exchange gains/loss, taxes, depreciation and amortization, and other, net). A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures referred to in this press release are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income/loss reflected in the statement of operations and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.
     Net income excluding certain items is net income/loss without taking into account the recorded foreign exchange gain/loss and deferred income taxes.
     Adjusted EBITDA is cash flow from operations adjusted for changes in working capital, income taxes paid, interest paid, interest received, and other miscellaneous changes.
     Management uses these non-GAAP financial measures for various purposes including: measuring and evaluating the Company's financial and operational performance; making compensation decisions; planning and budgeting decisions; and financial planning purposes. The Company believes that presentation of these non-GAAP financial measures is useful to investors because it (i) reflects management's view of core operations and cash flow generation upon which management bases financial, operational, compensation and planning decisions and
(ii) presents measurements that investors and its lending banks have indicated to management are important in assessing the Company and its liquidity. While the Company utilizes these non-GAAP financial measures in managing its business and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not take into account changes in working capital and financial statement items below income from operations, and the resultant effect of these items on the Company's cash flow. Net income excluding foreign exchange gains/losses does not take into account the foreign exchange gains/losses, however these gains/losses may recur in future periods depending upon currency movements. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.
     The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.

     About Hungarian Telephone and Cable Corp.

     Hungarian Telephone and Cable Corp. is a provider of telephone, ISDN, Internet and other telecommunications services in the Republic of Hungary. The Company operates nearly 194,000 lines serving over 668,000 people through one Hungarian subsidiary, which has been granted 25-year telecommunications concessions by the Hungarian government in five defined operating regions.

     Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the company's Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.


                  Hungarian Telephone and Cable Corp.
                         Financial Highlights
                 (In Millions, Except Per Share Data)
                        Statement of Operations

                                            Three months ended
                                                  March 31
                                              2004          2003
                                         (unaudited)   (unaudited)
                                      ----------------------------
Measured Service Revenues                      $8.1          $8.3
Subscription Revenues                           6.3           6.2
Net Interconnect Charges                       (1.4)         (1.7)
                                      ----------------------------
     Net Measured Service and
     Subscription Revenues                     13.0          12.8
Connection Fees                                 0.6           0.7
Other Operating Revenues                        1.9           1.5
                                      ----------------------------
Telephone Service Revenues, Net                15.5          15.0
                                      ----------------------------
Income from Operations                          6.7           7.0
Interest Expense                                2.4           2.5
Net Income                                      7.6           1.0
Net Income Per Common Share:
        Basic                                 $0.62         $0.08
        Diluted                                0.59          0.08
Weighted Average Number of Shares
     Outstanding:
         Basic                                 12.3          12.1
         Diluted                               12.9          12.7


                             Balance Sheet

                                    Quarter Ended     Year Ended
                                      March 31        December 31
                                        2004             2003
                                        ----             ----
                                     (unaudited)
Current Assets                           37.1            34.0
Property, Plant and Equipment, net      121.1           120.3
Total Assets                            180.1           176.6
Total Current Liabilities                29.3            33.6
Long Term Debt                           90.2            90.8
Total Stockholders Equity                55.3            46.4
Total Liabilities and
 Stockholders Equity                     180.1          176.6



            Reconciliation of Non-GAAP Financial Measures:
           Net Income to Net Income Excluding Certain Items
                             (In Millions)
                              (unaudited)

                                                Three Months Ended
                                                       March 31,
                                                  2004           2003
                                        ------------------------------
Net Income Attributable to Common
     Stockholders as Reported                     $7.6           $1.0

Foreign Exchange (Gain) Loss                     ($3.7)          $3.3
Deferred Income Tax
   Expense (Benefit)                             $ 1.0           $0.3
                                        ------------------------------
Net Income Attributable to Common
     Stockholders Excluding Certain
     Items                                        $4.9           $4.6
                                        ------------------------------

   Net Income Per Share Fully Diluted to Net Income Per Share Fully
                    Diluted Excluding Certain Items
                              (unaudited)

                                                   Three Months Ended
                                                         March 31,
                                                     2004        2003
                                             -------------------------
Net Income Per Share as Reported                    $0.59       $0.08

Foreign Exchange (Gain) Loss                       ($0.29)      $0.26
Deferred Income Tax
   Expense (Benefit)                                $0.07       $0.03
                                             -------------------------
Net Income Per Share Excluding Certain Items
                                                    $0.37       $0.37
                                             -------------------------

             Cash Flow from Operations to Adjusted EBITDA
                             (In Millions)
                              (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                  2004           2003
                                      --------------------------------
Cash Flow from Operations                         $7.9           $7.4

Changes in Working Capital                        $0.4           $0.8
Interest Paid                                     $2.0           $1.7
Interest Received                                ($0.6)         ($0.2)
Other                                             $  -           $  -
                                      --------------------------------
Adjusted EBITDA                                   $9.7           $9.7
                                      --------------------------------

    CONTACT: Hungarian Telephone and Cable Corp.
             William McGann
             Hungary: (011) 361-474-7700
             U.S.: 206-654-0204